Exhibit 99.2
REHABCARE CONFERENCE CALL SCRIPT
May 5, 2010

INTRODUCTION BY CONFERENCE OPERATOR
Thank you for joining us today for RehabCare’s first quarter earnings conference call.  Speaking on the call today will be John Short, RehabCare President and CEO.  At this time, all participants are in a listen-only mode.  We will have a question-and-answer session toward the end of the conference call.  Please note this call is being recorded.  I would now like to turn the call over to Patti Williams, RehabCare General Counsel.

INTRODUCTION OF MANAGEMENT BY GENERAL COUNSEL
Thanks.  I want to remind everyone that this conference call contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements are based on the Company’s current expectations and could be affected by numerous factors, risks and uncertainties discussed in the Company’s filings with the Securities and Exchange Commission, including its most recent report on Form 10-K, subsequent reports on Form 10-Q and current reports on Form 8-K. Do not rely on forward-looking statements. The Company cannot predict or control many factors that affect its ability to achieve the results estimated.  The Company makes no promise to update any forward-looking statements because of changes in underlying factors, new information, future events or otherwise.  I will now hand it over to Dr. Short.

JOHN SHORT
INTRODUCTION AND WELCOME
Thank you, Patti, and welcome everyone.  Joining me on the call this morning are the members of my executive management team, all of whom will be available to answer your questions at the conclusion of my remarks.

After a slow start to the quarter, all three of our divisions had strong performance in March, which generated better than anticipated results.

Triumph returned to historical levels of performance in March, after dealing with weak inpatient volumes during the winter months and achieving compliance with the 25-day average length of stay requirement in six of its hospitals. First quarter results for our legacy hospitals, which showed a 3.1 million dollar sequential improvement in operating losses, reaffirms our confidence in achieving a breakeven operating earnings run rate by the end of the second quarter and breakeven operating earnings for 2010.

Our Triumph integration efforts are on track, and throughout 2010 we are focused on applying Triumph’s proven operating principles to drive margin growth in our legacy business.  At the same time, we are making strategic investments in further expansion and quality upgrades to our hospitals, such as the development of ICUs and expanded ancillary services in several of our long-term acute care hospitals (LTACHs).

Our Skilled Nursing Rehabilitation Services (SRS) division surpassed expectations for first quarter performance when legislative action in early March brought temporary resolution to the overhang of Part B therapy caps. During the quarter, the division experienced higher productivity levels and Part A volumes, better leveraging of corporate G&A as a result of the Triumph merger, and rapid recovery of Part B volumes following reinstatement of the therapy cap exceptions process.  For the full year, we are raising our operating earnings margin outlook for SRS to 7 to 8 percent, recognizing the uncertainty surrounding the impact of changes to concurrent therapy rules, our rollout of new technologies and continued pricing and wage pressures.

Our Hospital Rehabilitation Services division experienced improved same store revenue in both inpatient and outpatient services and increased sales activity in the first quarter, reaffirming our expectation for unit recovery in the second half of the year.

Financial details of the quarter along with a complete outline of our 2010 outlook are included in our press release.

The most significant news of the quarter was the enactment of healthcare reform legislation.  It provides reimbursement clarity in the near term by moving out the expiration of the therapy caps exceptions process to December 31, 2010, and extending LTACH provisions contained in MMSEA through 2012.  We continue to work with our trade groups on pressing for creation of LTACH-specific patient and facility criteria before these new provisions expire.  Furthermore, we continue to aggressively advocate for a long-term solution to the threat of payment caps on patient access.

Securing these immediate provisions, as well as bringing millions of newly insured into the healthcare system over the next few years, does not come without a price.  Beginning in the second quarter, our hospitals will experience a series of Medicare rate reductions.  However, we expect to manage these rate reductions without a material impact on our financial outlook.

In the longer term, we will be participating in projects designed to reduce readmissions and improve the coordination of patient care, including shared savings programs for accountable care organizations starting in 2012 and pilot programs on post-acute payment bundling beginning in 2013.  We have supported many of the concepts outlined in healthcare reform for several years and are positioning our portfolio of services, product offerings and technological solutions for an eventual paradigm shift in healthcare delivery.  We will continue to stay ahead of these changes as they unfold.

Before I take your questions, I would like to remind everyone of our Investor Day, coming up May 18 in Houston, TX, where we will discuss in greater detail how healthcare reform will impact our future direction.  Attendees also will have opportunity to meet our executive management team and hear from our division leaders on the current and future state of their business, as well as to tour two of our hospitals in the Houston area.  We are excited to be hosting our first-ever Investor Day, and I encourage each of you to join us.  For those not able to attend in person, our management presentations will be broadcast live and archived on our website.  For more information, you can e-mail rehabcare@westwicke.com.

With that, I would like to have our operator open the call for questions.

To be read following Questions and Answers –
As a reminder, a replay of this call will be available beginning at 4 pm Eastern time today.  An online archive also is available on our website, www.rehabcare.com.

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